UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (date of earliest event reported): November 10, 2010

K-V PHARMACEUTICAL COMPANY

(Exact name of registrant as specified in its charter)

Commission File Number 1-9601

Delaware	1-9601	43-0618919
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

One Corporate Woods Drive Bridgeton, MO	63044
(Address of principal executive offices)	(Zip Code)

(314) 645-6600

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act.

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act.

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act.

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act.

Item 1.01.	Entry into a Material Definitive Agreement.

Financing Transactions

On November 17, 2010, K-V Pharmaceutical Company (the “Company” or the “Registrant”) entered into a loan agreement with U.S. Healthcare I, L.L.C. and U.S. Healthcare II, L.L.C. (together, the “Lenders”) for a $60 million loan secured by assets of the Company and by the assets and securities of certain of the Company’s subsidiaries (the “Financing”). The Company’s press release attached hereto as Exhibit 99.1 sets forth a description of the Financing, including a description of the terms of the Financing agreements that are material to the Company, and is incorporated herein by reference.

The Financing includes immediate funding of $60 million to the Company under a Credit and Guaranty Agreement, dated November 17, 2010, entered into by and among the Company, certain of the Company’s subsidiaries and Lenders (the “Credit Agreement”). The Company is obligated to use approximately $20 million of the proceeds from this loan to repay existing debt, accrued interest and closing fees owed to the Lenders, which amounts will not be available to the Company for future draw. The loan will accrue interest at an annual rate of 16.5%, 11.5% of which will be payable in cash and 5% of which will be payable in-kind by adding such amounts to the outstanding principal balance of the loans. The Company projects that the approximately $40 million of net cash initially received under the Financing will be sufficient to fund the Company’s operations through the middle of February 2011.

The Financing also includes commitments from Lenders to provide additional funding to the Company of up to $120 million in a series of draws when certain milestones and/or conditions are met, including $60 million to repay the loan under the Credit Agreement and $20 million that may be drawn upon FDA approval of GestivaTM if the Company is otherwise in compliance with its obligations under the loan agreement. The Lenders will not be entitled to any additional warrants if additional amounts are funded. These loans will accrue interest at an annual rate of 16.5%, 11.5% of which will be payable in cash and 5% of which will be payable in-kind by adding such amounts to the outstanding principal balance of the loans. These loans have a stated maturity of March 20, 2013 and are secured by substantially all of the assets of the Company and its subsidiaries. The Company projects that the additional loan proceeds of up to $60 million, if the milestones and conditions are met and the proceeds are received, would permit the Company to make milestone payments to Hologic, Inc., the developer of a new product that is intended to treat women at risk of pre-term birth (“Gestiva™”), and bring Gestiva™ to market.

In connection with the Financing, the Company issued to Lender a warrant that grants Lenders the right to purchase up to 9,900,000 shares of the Company’s Class A Common Stock, par value $.01 per share (the “Initial Warrant”), and its proposed issuance of a second warrant to Lenders that grants Lenders the right to purchase up to 2,687,511 shares of the Company’s Class A Common Stock (the “Second Warrant,” and together with the Initial Warrant, the “Warrants”), in each case at an exercise price of $1.62 per share. The closing price of the Class A Common Stock on the NYSE was $2.11 on November 16, 2010. The term of the Warrants expire the earlier of November 17, 2015 or 30 days following the Company’s notice that (a) the average of the closing prices of the Class A Common Stock for at least 30 consecutive trading days has exceeded $15.00, and (ii) the closing prices of the Class A Common Stock have exceeded $15.00 for 10 consecutive trading days. The Warrants contain certain anti-dilution provisions included at the request of the Lenders, pursuant to which the number of shares subject to the Warrants may be increased and the exercise price may be decreased. These anti-dilution provisions are triggered upon certain sales of securities by the Company and certain other events. The Warrants do not contain any preemptive rights. Except for the number of shares, the Initial Warrant and the Second Warrant contain the same terms and conditions. Lenders are not currently affiliates of the Company and it is not anticipated that they will become affiliates as a result of the Financing because the Warrants, if exercised, will result in the issuance of low-vote Class A Common Stock that has 1/20th of a vote per share compared to Class B Common Stock. They will not have a contractual right to Board representation.

In connection with the issuance of the Warrants, the Company and the Lenders entered into a registration rights agreement pursuant to which the Lenders will receive certain registration rights to register the resale of the Class A Common Stock issuable upon exercise of the Warrants.

OIG Settlement Agreement and ETHEX Divestiture Agreement

On November 15, 2010, the Company entered into a settlement agreement (the “Settlement Agreement”) with Marc Hermelin, the Company’s former Chief Executive Officer, Sarah Weltscheff and the Office of Inspector General of the Department of Health and Human Services (“HHS-OIG”) to address certain issues related to allegations brought by HHS-OIG against Mr. Hermelin and Ms. Weltscheff arising from conduct during the time they were employed by the Company. The Company’s press release attached hereto as Exhibit 99.1 sets forth a description of the Settlement Agreement, including a description of the terms of the Settlement Agreement that are material to the Company, and is incorporated herein by reference.

In addition, in a separate Divestiture Agreement with HHS OIG, the Company agreed to dissolve ETHEX Corporation (a wholly-owned subsidiary) under Missouri law, and dispose of its remaining assets and resolve its liabilities consistent with Missouri law. As previously reported, ETHEX was at risk of exclusion by HHS OIG. In exchange for the dissolution of ETHEX and the disposal of its remaining assets by April 28, 2011, and its liabilities over the additional period of time provided by Missouri law, HHS OIG agreed not to exclude ETHEX.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

As described in Item 1.01 above, on November 17, 2010, the Registrant entered into financing arrangements with U.S. Healthcare I, L.L.C. and U.S. Healthcare II, L.L.C. Item 1.01 sets forth a description of the Financing and the material terms of each material agreement entered into in connection with the Financing and is incorporated herein by reference.

Item 3.02.	Unregistered Sales of Equity Securities.

As described in Item 1.01 above, in connection with the Financing, the Company issued the Initial Warrant and committed to issue the Second Warrant. Item 1.01 sets forth a description of the material terms of the Warrants and is incorporated herein by reference. The issuance of the Warrants described in Item 1.01 was made in reliance upon an exemption from securities registration afforded by the provisions of Section 4(2) of the Securities Act of 1933, as amended.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 10, 2010, Marc S. Hermelin resigned effective immediately from his position as a member of the Board of Directors of the Registrant. Mr. Hermelin did not serve on any committees of the Registrant’s Board of Directors. Upon his resignation the size of the Board of Directors was reduced from eight to seven pursuant to previously adopted resolutions of the Board of Directors.

On November 17, 2010, the Board of Directors of the Registrant announced the appointment of Gregory J. Divis, Jr. as the President and Chief Executive Officer of the Registrant. Mr. Divis will continue to serve as the President of Ther-Rx Corporation, the branded pharmaceutical subsidiary of the Registrant. The other terms of Mr. Divis’ employment were not changed by this appointment.

Mr. Divis, age 44, has served as the Interim President and Interim Chief Executive Officer of the Registrant since June 2010 and as the President of Ther-Rx Corporation since July 2007. Prior to joining the Registrant, he served as Vice President, Business Development and Life Cycle Management for Sanofi-Aventis U.S. from February 2006 to July 2007; and Vice President Sales, Respiratory East, for Sanofi-Aventis U.S. from June 2004 to February 2006. This included direct responsibility for entire country operations in the U.K. and Ireland, extensive Business Development experience, and significant commercial leadership experience. Mr. Divis holds a Bachelor’s Degree from the University of Iowa.

Item 7.01	Regulation FD Disclosure.

Financing Press Release

On November 17, 2010, the Company issued a press release announcing the events described in Items 1.01, 2.03, 3.02 and 5.02 above. The press release is attached hereto as Exhibit 99.1 and is incorporated herein by this reference.

Reliance on NYSE Financial Distress Exception Press Release

On November 17, 2010, the Company issued a press release announcing that in connection with the issuance of the Warrants, it was relying on the financial distress exception to the New York Stock Exchange stockholder approval policy. The press release is attached hereto as Exhibit 99.2 and is incorporated herein by this reference.

The press releases and the information in Item 7.01 of this Form 8-K shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, nor shall they be deemed incorporated by reference in any filing under the Securities Act, except as shall be expressly set forth by specific reference in such filing.

Item 9.01	Financial Statements and Exhibits.

(d)	The following exhibits are furnished as part of this report:

Exhibit Number	Description

99.1	Press Release dated November 17, 2010, issued by K-V Pharmaceutical Company announcing that K-V Pharmaceutical Secures Financing Commitments Establishing Path Forward for Specialty Pharmaceutical Business.

99.2	Press Release dated November 17, 2010, issued by K-V Pharmaceutical Company announcing that K-V Pharmaceutical Company Announces Reliance on Financial Distress Exception to NYSE’s Shareholder Approval Policy.

The Registrant will post this Form 8-K on its Internet website at www.kvpharmaceutical.com. References to the Registrant’s website address are included in this Form 8-K and the press releases only as inactive textual references and the Registrant does not intend them to be active links to its website. Information contained on the Registrant’s website does not constitute part of this Form 8-K or the press releases.

*        *        *

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: November 17, 2010

K-V PHARMACEUTICAL COMPANY

By:	/s/ Gregory J. Divis, Jr.
Gregory J. Divis, Jr.
Interim President and Interim Chief Executive Officer